JONATHON P. REUBEN C.P.A. AN ACCOUNTANCY
CORPORATION
23440 HAWTHORNE BLVD., SUITE 270
TORRANCE, CA 905050

Mr. William Malone
Canadian Rockport Homes International, Inc.
700 West Pender Street
Suite 507
Vancouver, B.C Canada V6C 1G8

Dear Mr. Malone,

As you are aware, the delay in completing our audit of Canadian Rockport Homes International, Inc.’s financial statements for the year ended December 31, 2003 relates to the number of Company common shares issued and outstanding as confirmed by the Company’s transfer agent and the number of shares outstanding according to the books and records of the Company. We are in the process of reconciling the difference. Once this issue is resolved, we can compete are audit and release our auditors’ report.

It is anticipated that we will complete our reconciliation of the shares outstanding and release our report to the financial statements in sufficient time for the review and completion of the Company’s Form 10-K document for it to be filed on or before the fifteenth calendar day following the prescribed due date.

Sincerely,

/s/ Jonathon P. Reuben

Jonathon P. Reuben CPA An Accountancy Corporation